Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated April 18, 2019

(To the Prospectus dated April 27, 2017 and
the Prospectus Supplement dated September 23, 2018)

$1,278,000

Notes Linked to the Raymond James CEFR Domestic Equity Price Return Index,

due April 25, 2022

•	The notes are linked to the Raymond James CEFR Domestic Equity Price Return Index (the “Index”).

•	The Index consists of certain closed-end funds that are included in either the Morningstar U.S. Sector Equity category or the Morningstar U.S. Equity category (each, a “Reference Fund”). The weighting of these Reference Funds is subject to liquidity adjustments as further described in “The Index.” The Reference Funds that comprise the Index are selected by the Closed-End Fund Research Department at Raymond James & Associates, Inc. (“Raymond James”). Bank of Montreal and its affiliates have no involvement in the creation, calculation or maintenance of the Index.

•	The notes may pay interest on the third business day of each January, April, July and October, beginning on July 3, 2019, and ending on the maturity date. The amount of any interest to be paid on the notes will not be fixed, and will depend upon the dividends paid on the Reference Funds during the preceding quarter, as described in more detail below.

•	On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Index over the term of the notes. As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Percentage Change” (as defined below) is not at least approximately 105.26%. In addition, you may lose all or a portion of the principal amount of your notes at maturity. We describe in more detail below how the payment at maturity will be determined.

•	All payments on the notes are subject to our credit risk.

•	The notes will not be listed on any securities exchange or quotation system.

•	The CUSIP number of the notes is 06367WKF9.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interest” below.

•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-6 of this pricing supplement and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement, and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On April 18, 2019 (“the pricing date”), the initial value of the notes is $938.00 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission(1)	Proceeds to Us
Per $1,000 of the Notes	US$1,000.00	US$25.00	US$975.00
Total	US$1,278,000.00	US$31,950.00	US$1,246,050.00

(1)	$25.00 per $1,000 in principal amount per note will be received by Raymond James for its services acting as an agent in connection with the distribution of the notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

BMO Capital Markets

Key Terms of the Notes

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Risk Factors” and “Description of the Notes.”

Pricing Date:	April 18, 2019

Issue Date:	April 25, 2019

Issue Price:	$1,000 per $1,000 in principal amount of the notes.

Index:	The Raymond James CEFR Domestic Equity Price Return Index (Bloomberg Ticker: RJCEFPR). For additional information about the Index and its methodology, please see the section below, “The Index.”

Payments of Interest:

Interest Payment Dates:	The third business day of each January, April, July and October, beginning on July 3, 2019. However, the final interest payment date will occur on the maturity date.

Interest Calculation Dates:	In each case, the final business day of March, June, September and December of each year, beginning in June 2019. However, the final interest calculation date will occur on the final valuation date.

Calculation of Interest Payments:

The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Fund, and will equal, for each $1,000 in principal amount, the sum of the Dividend Amounts (as defined below) for each of the Reference Funds.

These interest calculations are intended to provide to noteholders approximately the amount of dividends they would have received had they been owners of the Reference Funds included in the Index during the applicable Interest Calculation Period, as reduced by the Participation Rate.

Interest Calculation Period:

The first Interest Calculation Period will commence on the second Averaging Date and end on the first Interest Calculation Date.

Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date. The final Interest Calculation Date will occur on the Final Valuation Date.

Dividend Amounts:	The Dividend Amounts will be determined as set forth in the section below, “Description of the Notes—Calculation of Dividend Amounts.” Each Dividend Amount will be rounded to the nearest four decimal places.

Payment at Maturity:

Redemption Amount:

The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Index. The Redemption Amount will equal the product of (a) $1,000, (b) the Percentage Change, and (c) the Participation Rate.

As discussed in more detail below, the Percentage Change must exceed approximately 105.26% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount. In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Initial Level:	The average of the closing levels of the Index on the Averaging Dates. We will make the Initial Level available to investors in the notes after the final Averaging Date.

Final Level:	The average of the closing levels of the Index on the Valuation Dates.

Percentage Change:	Final Level, expressed as a percentage. Initial Level

General Information:

Participation Rate:	95%. Because the Participation Rate is less than 100%, the Percentage Change must exceed approximately 105.26% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount of the notes.

Averaging Dates:	The four scheduled consecutive trading days commencing on the pricing date.

Valuation Dates:	The four scheduled consecutive trading days ending on April 19, 2022 (the “Final Valuation Date”).

PS-2

Maturity Date:	April 25, 2022

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06367WKF9

Distribution:	The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

PS-3

Hypothetical Payments on the Notes at Maturity

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below assume a Participation Rate of 95.00%. These examples do not reflect any interest payments that may be payable on the notes.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,330.00	33.00%
130.00%	$1,235.00	23.50%
120.00%	$1,140.00	14.00%
110.00%	$1,045.00	4.50%
105.26% (1)	$1,000.00	0.00%
100.00%(2)	$950.00	-5.00%
90.00%	$ 855.00	-14.50%
80.00%	$ 760.00	-24.00%
70.00%	$ 665.00	-33.50%
60.00%	$ 570.00	-43.00%

(1) For you to receive a Redemption Amount greater than the principal amount of the notes, the Percentage Change must be greater than approximately 105.26% due to the effect of the Participation Rate being only 95.00%.

(2) If the Percentage Change is not at least approximately 105.26%, you will lose some or all of the principal amount of the notes.

Please see the sections below, “Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Index, which may negatively impact your return on the notes.”

PS-4

Additional Terms of the Notes

You should read this pricing supplement together with the prospectus supplement dated September 23, 2018 and the prospectus dated April 27, 2017. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 23, 2018: https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

PS-5

RISK FACTORS

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. The notes are a riskier investment than ordinary debt securities. In addition, the notes are not equivalent to investing directly in the Reference Funds. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Index and the dividends paid on the Reference Funds. The return on the notes may be less, and possibly significantly less, than your initial investment. If the level of the Index decreases, or does not increase by at least 105.26%, the return on the notes will be less than the principal amount. In addition, because the Participation Rate is only 95%, the Percentage Change must exceed approximately 105.26% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Percentage Return is positive (but less than approximately 105.26%). Please also see “—The notes will not reflect the full performance of the Index, which may negatively impact your return on the notes.”

The notes may not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. There are no guaranteed periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Initial Level will not be known at the time you make your investment decision. The Initial Level will not be determined until after the Averaging Dates. Accordingly, you will not know the Initial Level at the time you make a decision to purchase the notes.

Owning the notes is not the same as owning shares of the Reference Funds or a security directly linked to the performance of the Reference Funds. The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Funds or a security directly linked to the performance of the Reference Funds or the Index and held that investment for a similar period. Your notes may trade quite differently from the Reference Funds or the Index. Changes in the prices and dividend yields of the Reference Funds may not result in comparable changes in the market value of your notes. Even if the prices and dividend yields of the Reference Funds increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Index increases, and/or the prices and dividend yields of the Reference Funds increase.

Our initial estimated value of the notes is lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the agent’s commission, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the pricing date was derived using our internal pricing models. This value is based on market conditions, interest rates, and other relevant factors. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

PS-6

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may suffer substantial losses.

The notes will not reflect the full performance of the Index, which may negatively impact your return on the notes. Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Index. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the Percentage Return of the Index. The Percentage Change must be at least approximately 105.26% for the Redemption Amount to exceed the principal amount.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the level of the Index;

•	the dividend yields of the Reference Funds;

•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the level of the Index; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes. The notes are our senior unsecured debt securities. The payment due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the level and the dividend yield of the Index increases as of the Valuation Dates. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Final Level may be less than the closing levels of the Index prior to the Valuation Dates. The Final Level will be calculated based on the closing levels of the Index on the Valuation Dates. The levels of the Index prior to the Valuation Dates will not be used to determine the Redemption Amount. Therefore, no matter how high the level of the Index may be during the term of the notes, only the closing level of the Index on the Valuation Dates will be used to calculate the Final Level and the Redemption Amount payable to you at maturity.

You must rely on your own evaluation of the merits of an investment linked to the Index. In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in the level of the Index or the Reference Funds, and may do so in the future. These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Index and the Reference Funds may at any time have significantly different views from those of our respective affiliates. For these reasons, you are encouraged to derive information concerning the Index and the Reference Funds from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

PS-7

Our trading and other transactions relating to the Index, futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling shares of the Reference Funds, futures or options relating to the Index or the Reference Funds, or other derivative instruments with returns linked or related to changes in the performance of the Index. We may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Index, and therefore, the market value of the notes, and the amount payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Index or the Reference Funds on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the level of the Index or the Reference Funds and, therefore, the market value of the notes. We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index or the Reference Funds. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Funds that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Funds, could be adverse to the interests of the holders of the notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the Reference Funds or their advisors or sponsors, or the issuers of any securities that are held by the Reference Funds, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to the Index, and/or to most or even all of the Reference Funds. Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of the Index and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Initial Level, the Final Level, the Dividend Amounts, the Redemption Amount and whether any market disruption event has occurred. The calculation agent also has discretion in making certain determinations if the Index is modified or discontinued. The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice that it and the Treasury Department are actively considering whether, among other issues, a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

PS-8

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Additional Risks Relating to the Index

We have no involvement in the operation of the Index. The Index is a proprietary index created by Raymond James & Associates, Inc. (the “Index Sponsor”). We have no involvement in the creation of the Index, its calculation, or the selection of the securities that are included in the Index. The Index Sponsor’s policies concerning the calculation of the Index, additions, deletions or substitutions of the components of the Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers may be reflected in the Index, could affect the level of the Index, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amounts payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if it discontinues or suspends the calculation or publication of the Index.

We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. As described below in the section “Description of the Notes,” certain events involving the termination or the modification of the Index may result in an early redemption of the notes.

There are uncertainties regarding the Index because of its limited performance history. The Index began generating performance data on April 10, 2015. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an index with a more established record of performance. Past performance of the Index is not indicative of future results.

The constituents of the Index are selected according to the criteria set forth in the Index. There can be no assurance that these criteria will result in the selection of index constituents that will perform well, or that will perform better than index constituents that could have been selected by means of a different methodology.

The Index may, at times, lack industry, market capitalization or geographic diversification. The methodology of the Index does not require diversity in any particular industry, geographic area or market capitalization of any particular Reference Fund. Consequently, from time to time, the Index may be concentrated in funds that invest in a particular industry, sector or geographic area (which may be outside of the U.S.), and also may contain a high percentage of companies with a similar market capitalization, daily average trading value and discount to net asset value. These potential concentrations may have an adverse effect on the level of the Index if, for example, a negative event occurs in a particular industry, segment or geographic area.

You will not have any shareholder rights and will have no right to receive any shares of any Reference Fund included in the Index at maturity. Investing in your notes will not make you a holder of any shares of any Reference Fund included in the Index. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to those securities.

Extraordinary events may require an adjustment to the calculation of the Index. At any time during the term of the notes, the daily calculation of the level of the Index may be adjusted in the event that the Index Calculation Agent (as defined below) determines that an extraordinary event has occurred. Any such extraordinary event may have an adverse impact on the level of the Index or the manner in which it is calculated. See “The Index—Index Maintenance.”

Investors should investigate the Reference Funds as if investing in them directly. Investors should conduct their own diligence of the Reference Funds as an investor would if it were directly investing in the Reference Funds. We make no representation or warranty with respect to the accuracy, validity or completeness of any information provided by the Index Sponsor or the Reference Funds. Furthermore, we cannot give any assurance that all events occurring prior to the date of this document or the pricing date will have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Funds could affect the payments in the notes. Investors should not conclude that our sale of the notes is any form of investment recommendation by us or any of our affiliates to invest in the Reference Funds.

PS-9

Your investment in the notes is subject to risks associated with the Reference Funds. The payments on the notes, if any, are linked to the performance of the Reference Funds. Accordingly, certain risk factors applicable to investors who invest directly in the Reference Funds are also applicable to an investment in the notes, to the extent that such risk factors could adversely affect the performance of the notes. Examples of such risk factors include, without limitation, portfolio management risk, debt securities risk, senior loan risk, high-yield / junk bond risk, liquidity risk, credit risk, interest rate risk, foreign securities risk, currency risk, government securities risk, mortgage-related securities risk, and derivatives risk. As a result of these and other risks, the Reference Funds may not achieve their investment objectives. A description of these and other risks applicable each Reference Fund can be found in the offering documents published by each Reference Fund manager and may be obtained from the website for each Reference Fund.

Investors should recognize that it is impossible to know whether the value of the assets held by the Reference Funds will rise or fall and whether the investment decisions of the Reference Fund managers will prove to be successful. Trading prices of such assets will be affected by many factors that interrelate in complex ways, including economic, financial, political, military, regulatory, legal and other events.

There is no affiliation between any Reference Fund manager or the Index Sponsor and us, and we are not responsible for any disclosure by any of the Reference Fund managers or the Index Sponsor. We and our affiliates may currently, or from time to time in the future, engage in business with the Reference Funds. Nevertheless, none of us or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Index or any of the Reference Funds. Before investing in the notes you should make your own investigation into the Index and the Reference Funds. See the section below entitled “The Index” in this pricing supplement for additional information about the Index.

The Reference Funds are not equally weighted in the Index and changes in the values of the Reference Funds may offset each other. Because the Reference Funds are not equally weighted in the Index, the same percentage change in two or more Reference Funds will have different effects on the level of the Index. Please see the table of Reference Funds set forth in the section “The Index.” Any decrease in the price of a Reference Fund with a higher weighting will have a significantly greater effect on the level of the Index than a comparable percentage increase in the value of Reference Funds with a lower weight. In addition, although the weight of each Reference Fund is subject to a cap, the weights of the Reference Funds may vary between quarterly Index rebalancings. See “The Index” in this pricing supplement.

Additional Risks Relating to Closed-End Funds

Investments in closed-end funds involve certain risks. Because the notes are linked to the performance of an index comprised solely of closed-end funds, you should carefully consider the following risks associated with investments in closed-end funds generally as well as the strategic risks and sector risks associated with investing in funds with specialized investment strategies, as described below:

•	The Reference Funds may trade at fluctuating discounts from (or premiums to) their net asset values, and this may adversely affect your return. Shares of closed-end funds often trade in the open market at discounts from their net asset value (“NAV”). The levels of such discounts may fluctuate significantly over time in response to supply and demand, which are influenced by various factors. This risk is separate and distinct from the risk that a Reference Fund’s NAV could decrease as a result of its investment activities. In addition, one or more Reference Funds may trade a premium to their respective NAVs. The level of the Index, and thus the return on the notes, will be adversely affected if the Reference Funds experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the notes due to decreases in the NAVs of the Reference Funds.

•	The Reference Funds are subject to market risk. The prices of shares of closed-end funds are sensitive to general movements in the stock market. A drop in the stock market may depress the prices of shares of closed-end funds. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors’ perceptions regarding closed-end funds generally or their underlying investments. Events that have an adverse effect on the stock market as a whole could have a similarly adverse effect on the value of the Reference Funds, the Index and the notes, and such adverse effects may not be predictable.

PS-10

•	The Reference Funds are subject to management and issuer risk. The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the fund’s investment objective. The Reference Funds may not be managed by individuals who are able to achieve their specific investment objectives, and even previously successful fund managers may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their respective investment objectives. Past success in meeting investment objectives does not necessarily indicate that the fund manager will be able to continue to do so. If the fund manager of one or more of the Reference Funds is unable to achieve the relevant fund’s investment objective, the NAV of the fund may decrease, and the level of the Index and the value of the notes may be adversely affected.

Further, certain Reference Funds may invest in corporate income-producing securities. The value of these securities may decline for a number of reasons which directly relate to the issuer of those securities, such as management performance, financial leverage and reduced demand for the issuer’s goods and services. Such a decline may adversely affect the value of the Reference Fund, the Index and the value of your notes.

•	Shares of closed-end funds do not assure dividend payments. Closed-end funds do not guarantee the payment of dividends. Dividends are paid only when declared by the boards of directors of closed-end funds, and the level of dividends may vary over time. If a Reference Fund reduces or eliminates the level of its regular dividends, this may cause the market price of its shares and the level of the Index, and therefore the value of the notes, to fall.

•	Certain Reference Funds may be classified as “non-diversified.” Certain closed-end funds, including some Reference Funds, may be classified as “non-diversified” under the Investment Company Act of 1940, as amended (the “1940 Act”). A non-diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase its volatility. If a closed-end fund’s investment in one or more particular issuers represents a relatively significant percentage of the closed-end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified. If the investments of the Reference Funds are concentrated in a particular issuer or set of issuers that experiences a loss, the value of the notes could be affected.

•	The value of a closed-end fund may not accurately track the value of the securities in which that closed-end fund invests. Although the trading characteristics and valuations of a closed-end fund will usually mirror the characteristics and valuations of the securities in which such closed-end fund invests, its value may not accurately track the value of such securities. The value of a closed-end fund will also reflect transaction costs and fees (including, without limitation, investment advisory fees, audit fees and the fees of an independent board of direct0rs) in addition to any such fees incurred in connection with individual portfolio investments or that are not associated with such individual portfolio investments. Accordingly, the performance of a Reference Fund may not be equal to the performance of its individual investments during the term of the notes.

•	The organizational documents of the Reference Funds may contain anti-takeover provisions. The organizational documents of certain of the Reference Funds may include provisions that could limit the ability of other entities or persons to acquire control of such fund or to change the composition of its board. These provisions could limit the ability of shareholders to sell their shares at a premium to prevailing market prices by discouraging a third party from seeking to obtain control of the relevant closed-end fund.

There Are Strategic Risks Associated with Closed-End Funds

Closed-end funds employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies that may be pursued by one or more of the Reference Funds. Please note that the Reference Funds included in the Index are expected to change during the term of the notes, and these risks do not reflect all of the risks that these Reference Funds may face at any point in time.

•	There are risks associated with corporate loans. Some of the Reference Funds may invest in corporate loans, and therefore the notes are subject to risks associated with corporate loans. Corporate loans in which the Reference Funds may invest may not be rated by a nationally recognized statistical rating organization (“NRSRO”) at the time of investment, generally will not be registered with the SEC and generally will not be listed on a securities exchange. The amount of public information available with respect to these corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. In addition, because the interest rates of corporate loans reset frequently, if market interest rates fall, the loans’ interest rates will be reset to lower levels, potentially reducing the income earned by a Reference Fund. No active trading market currently exists for many corporate loans in which a Reference Fund may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.

PS-11

Reference Funds may also purchase a participation interest in a corporate loan and by doing so acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation interest typically will result in such Reference Fund having a contractual relationship only with the lender, not the borrower. In this instance, the closed-end fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If the Reference Fund only acquires a participation in the loan made by a third party, the closed-end fund may not be able to control the exercise of any remedies that the lender would have under the terms of the corporate loan. Such third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the applicable issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on a corporate loan will be repaid in full.

•	There are risks associated with investing in small-cap and mid-cap companies. One or more Reference Funds may hold significant holdings in small-capitalization (or micro-cap) or mid-capitalization companies, which would present particular investment risks. These companies may have limited product lines and markets, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies, and may be more vulnerable to adverse general market or economic developments. Stocks of these companies may be less liquid than those of larger companies, and may experience greater price fluctuations than larger companies. In addition, small-cap or mid-cap company securities may not be widely followed by investors, which may result in reduced demand.

•	There are risks associated with investments in master limited partnerships (“MLPs”). One or more Reference Funds may hold units of MLPs, which involves some risks that differ from an investment in the common stock of a corporation. For example, as compared to common stockholders of a corporation, holders of MLP units have more limited control, and limited rights to vote on matters affecting the partnership. In addition, there may be certain tax risks associated with an investment in MLP units, and conflicts of interest may exist between common unit holders and the general partner, including those arising from different types of distribution payments on an MLP.

A portion of the benefit a Reference Fund derives from its investment in units of MLPs is a result of MLPs generally being treated as partnerships for U.S. federal income tax purposes. A change in current tax law, or a change in the business of a given MLP, could result in an MLP being treated as a corporation for U.S. federal income tax purposes, which would materially reduce the after-tax return to the Reference Fund from its investment in such MLPs which could cause the level of the Index, and therefore, the value of the notes, to decline.

•	There are risks associated with leverage strategies. Subject to limitations set forth in the 1940 Act, the Reference Funds may employ leverage. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain investments made by a Reference Fund, such as derivatives. If the prices of such investments decrease, or if the cost of borrowing exceeds any increase in such prices, the NAV of the relevant Reference Fund will decrease faster than if it had not used leverage. To repay borrowings, a Reference Fund may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose the Index, and therefore expose the notes, to higher volatility in the market value of such securities and the possibility that the notes’ long-term returns on such securities will be diminished.

•	There are risks associated with covered call option writing strategies. Some of the Reference Funds may engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retains the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time at which it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price. As a result, any Reference Funds that engage in covered call option writing may write options on securities that subsequently increase in value above the sum of the premium and the strike price of the call, which could cause such closed-end fund to receive a lower return on such securities than if they had not written such options.

•	There are risks associated with derivatives. Certain Reference Funds may invest in, or enter into, derivative transactions, such as forward contracts, options, futures contracts, options on futures contracts and swap agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid.

PS-12

Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Reference Fund’s performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

•	There are risks associated with investing in fixed income securities. The Index is comprised of closed-end funds that may invest in fixed income securities. Investing in the notes, which are linked to Reference Funds that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Reference Funds fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Reference Funds, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Reference Funds invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Reference Funds, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Reference Funds and the Reference Funds to decline, and therefore may adversely affect the level of the Index and the value of the notes.

•	There are risks associated with investing in high-yield securities. The Index is composed of Reference Funds that may invest in high-yield securities. Securities of below investment-grade quality are regarded as having predominately speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as junk bonds. Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer’s revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a Reference Fund’s ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment-grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a Reference Fund could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a closed-end fund’s NAV.

•	Some Reference Funds are subject to interest rate risk. There is a risk that debt securities, including debt securities held as collateral, in a Reference Fund’s portfolio will decline in value because of increases in market interest rates. When market interest rates rise, the market value of such debt securities, generally, will fall. If a Reference Fund invests in debt securities, then there is a risk that the NAV and market price of its units will decline if market interest rates rise.

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a Reference Fund to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. Any of these events may adversely affect the value of any given Reference Fund, the Index and the value of your notes.

•	The Reference Funds are subject to credit risk. A Reference Fund may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation held in its portfolio, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a portfolio security may also decrease such fund’s value. Such events may adversely affect the value of any given Reference Fund, the level of the Index, and the value of your notes.

PS-13

•	The Reference Funds are subject to inflation risk. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Reference Funds and distributions, if any, made by the Reference Funds can decline, which may adversely affect the value of your notes.

•	Some Reference Funds are subject to currency exchange rate risk. The notes are linked to Reference Funds that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the applicable Reference Funds. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such Reference Funds invest will be adversely affected and the value of the notes may decrease.

•	There are risks associated with emerging market issuers. Some of the Reference Funds may invest in emerging markets, and therefore, the level of the Index and the value of the notes are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market issuers may be more volatile and may be affected by market developments differently than U.S. issuers. You should carefully consider the risks related to emerging markets, to which the notes are susceptible, before making a decision to invest in the notes.

•	There are risks associated with foreign securities markets. Some of the Reference Funds may invest in securities issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. There is generally less publicly available information about non-U.S. issuers than about U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•	There are risks associated with preferred stock. Some of the Reference Funds may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds—that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any Reference Fund invests its assets in fixed rate preferred stock, rising interest rates may cause the value of such Reference Fund’s investments, and therefore, the level of the Index, to decline significantly.

•	There are risks associated with securities lending. Some of the Reference Funds may lend their portfolio securities. There may be risks of delay and costs involved in recovery of securities or even loss of rights in the collateral should the borrower of the securities fail financially. These delays and costs could be greater with respect to foreign securities. These Reference Funds also bear the risk that the reinvestment of collateral will result in a principal loss. Finally, there is the risk that the price of the securities will increase while they are on loan and the collateral will not be adequate to cover the increase in value.

•	There are risks associated with mortgage-backed securities. Some of the Reference Funds may invest in mortgage-backed securities (“MBS”). The value of relevant Reference Funds may be adversely affected by fluctuations in interest rates and the prepayment of the mortgage loans underlying the MBS held by a Reference Fund. Mortgage loans are most likely to be prepaid in a declining interest rate environment. Prepayment may reduce a Reference Fund’s dividend payments, because the proceeds of a prepayment may be invested in lower-yielding securities. In a rising interest rate environment, a declining prepayment rate will extend the average life of many MBS, which in turn would lengthen the duration of the Reference Fund’s portfolio. This possibility is often referred to as extension risk. Extending the average life of an MBS increases the risk of depreciation due to future increases in market interest rates. The value of relevant Reference Funds can also be adversely affected by the existence of premiums on the price of MBS the issuer acquires. Certain government agencies or instrumentalities, such as the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA), and the Federal Home Loan Mortgage Corporation (FHLMC), provide a guarantee as to timely payment of principal and interest for MBS each entity issues, backs or otherwise guarantees. Guarantees may or may not be backed by the full faith and credit of the U.S. government.

PS-14

•	There are risks associated with the energy infrastructure sector. The stocks of companies in the energy infrastructure sector are subject to risks specific to the industry they serve. The issuers of the securities held by one or more of the Reference Funds may be energy infrastructure Master Limited Partnerships (“MLPs”) that earn a majority of their cash flow from the transportation, storage and processing of energy commodities. Stock prices for these types of companies are affected by supply and demand for crude oil, natural gas, refined petroleum products and other energy commodities available for transporting, processing or storing. Changes in the regulatory environment, extreme weather, rising interest rates, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to price fluctuations caused by events relating to international politics, energy conservation, tax and other governmental regulatory policies. Weak demand for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the prices of these Reference Funds, the level of the Index, and the value of the notes.

•	There are risks associated with the financial services sector. The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. To the extent that the Index may include closed-end funds that may invest in companies that operate in the financial services sector, the notes would be sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector are subject to extensive government regulation that can affect the scope of their activities, the prices they can charge or the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may also be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

•	There are risks associated with investments in life sciences companies. Some Reference Funds may be sensitive to, and could be adversely affected by, regulatory, economic or political factors or trends relating to the life sciences industries. Some life sciences companies have been characterized by limited product focus, rapidly changing technology and extensive government regulation. For example, technological advances can render an existing product, which may account for a significant share of a company’s revenue, obsolete. Moreover, obtaining governmental or regulatory approval for new products can be lengthy, expensive and uncertain as to outcome. These factors may result in abrupt advances and declines in the securities prices of particular companies and, in some cases, may have a broad effect on the prices of securities of companies in particular life sciences industries. In addition, intense competition exists within and among certain life sciences industries, including competition to obtain and sustain proprietary technology protection upon which a company can be highly dependent for maintenance of profit margins and market share. Finally, cost containment measures implemented by the federal government, state governments and the private sector have adversely affected certain sectors of the life sciences industries. The implementation of any such further cost containment measures may have an adverse effect on some companies in the life sciences industries.

PS-15

Description of the Notes

This pricing supplement, and the accompanying prospectus dated April 27, 2017 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series E, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated September 23, 2018. Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series E” that we may issue from time to time under the senior indenture, dated January 25, 2010 (as supplemented to date), between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling. The provisions of this section should be read together with those in the section above, “Key Terms of the Notes.”

Calculation of Dividend Amounts

Each Dividend Amount will be determined as set forth in this section. These calculations are intended to provide to noteholders approximately the amount of dividends they would have received had they been owners of the Reference Funds included in the Index during the applicable Interest Calculation Period, as reduced by the Participation Rate. Please see the definitions below for several capitalized terms that appear in this subsection.

For each Reference Fund, the Dividend Amount will be an amount in U.S. dollars equal to (a) the Note Value multiplied by (b) the applicable Target Rebalance Component Weight divided by (c) the Reference Fund Closing Price multiplied by (d) 100% of the net cash distributions (including ordinary and extraordinary dividends) per Reference Fund share declared by the applicable Reference Fund Issuer, where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange (an “ex date”) as to each relevant distribution occurs during the term of the notes, as described in more detail in the section below.

Target Rebalance Component Weight: For purposes of calculating the Target Weight Rebalance Component Weight, (i) on a trading day that occurs during a rebalancing period for the Index (as described in the section “The Index”), the target weight of the applicable Reference Fund on the trading day prior to the applicable ex date, or (ii) on a trading day that does not occur during a rebalancing period, the target weight of the applicable Reference Fund on the final trading day during the most recent rebalancing period.

Reference Fund Closing Price: For purposes of calculating the Reference Fund Closing Price, (i) on a trading day that occurs during a rebalancing period, the closing price of the applicable Reference Fund on the trading day prior to the applicable ex date or (ii) on a trading day that does not occur during a rebalancing period, the closing price of the applicable Reference Fund on the final trading day during the most recent rebalancing period.

Note Value: On the pricing date, the “Note Value” equaled $950. On each subsequent trading day, the Note Value will be equal to the product of (a) the Note Value as of the close of the immediately preceding trading day multiplied by (b) the Index Factor for that trading day. For purposes of calculating a dividend amount, (i) on a trading day that occurs during a rebalancing period, the Note Value will equal the Note Value on the day prior to the applicable ex date or (ii) on a trading day that does not occur during a rebalancing period, the Note Value will equal the Note Value as of the final trading day during the most recent rebalancing period.

Index Factor: On the pricing date, the Index Factor was set to 1. On any subsequent trading day, the Index Factor will equal (a) the closing level of the Index on that day divided by (b) the closing level of the Index on the immediately preceding trading day, as determined by the calculation agent. If a market disruption event occurs or is continuing on any trading day, the calculation agent will determine the Index Factor for the notes on each such day using an appropriate closing level of the Index for that day, taking into account the nature and duration of such market disruption event, and any other factors that it reasonably determines to be appropriate.

PS-16

Please note that for purposes of these determinations, if a holder of a share of a Reference Fund, in connection with any dividend payment, is entitled to choose additional shares of stock or a cash payment in lieu of such shares, the applicable dividend will be deemed to be made in cash.

Maturity Date

The maturity date will be April 25, 2022, unless that date is not a business day, in which case the final date will be the next following business day.

Certain Definitions

Business Day. A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. A “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the primary market on which the Reference Funds included in the Index are listed for trading.

Unavailability of the Level of the Index on a Valuation Date

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable Valuation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If the Index Sponsor discontinues publication of an index comprising a part of the Index prior to, and that discontinuance is continuing on, any Valuation Date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Index for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index. Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Index may adversely affect the value of your notes.

If at any time the method of calculating a closing level for the Index or a successor index is changed in a material respect, or if the index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of your notes.

If any of the events occur that are described in the prior three paragraphs, we may determine that we and the calculation agent will not take the actions described there, and instead, we may elect to redeem the notes. In such a case, the redemption price will be determined based on the methodology described above for determining the payment at maturity. However, in such a case, the Final Level of the Index will be equal to the most recent closing level of the Index that the calculation agent reasonably determines was representative of the Index’s construction and methodology prior to the relevant events occurring. In such a case, holders of the notes will also receive the final interest payment, as calculated by the calculation agent.

PS-17

Market Disruption Events

If a market disruption event occurs or is continuing on any scheduled Valuation Date (or Averaging Date) other than the Final Valuation Date (or the final Averaging Date), the level of the Index for that date will equal the closing level of the Index on the next scheduled Valuation Date or Averaging Date, as applicable. For example, if a market disruption event occurs or is continuing on the first and second scheduled Valuation Dates, but not on the third scheduled Valuation Date, then the closing level of the Index on the third scheduled Valuation Date will also be deemed to be the closing level of the Index on the first and second scheduled Valuation Dates. If no further scheduled Valuation Dates (or Averaging Dates) occur after a Valuation Date (or Averaging Date) on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the Final Valuation Date (or final Averaging Date), then the closing level of the Index for that Valuation Date (or Averaging Date) will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that Final Valuation Date (or final Averaging Date), regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge our position in respect of obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Index:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•	the closure on any day of the primary market for futures or options contracts relating to the Index or index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “Key Terms of the Notes—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date. The Dividend Amount for each Reference Fund will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

PS-18

Role of the Calculation Agent

The calculation agent will make all determinations regarding the Redemption Amount, the Dividend Amounts, trading days, business days, market disruption events, the default amount, any required determinations as to the Index (including any successor index), and the amounts payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

PS-19

THE INDEX

The Raymond James CEFR Domestic Equity Index is a proprietary rules-based closed-end fund index. The rules for constructing and rebalancing the Index were developed by Raymond James & Associates, Inc. (the “Index Sponsor”). The Index level is calculated and published by a third-party independent calculation agent, Solactive AG (the “Index Calculation Agent”). The Index is published in both price and total return versions. The notes are linked to the price return version of the Index.

The Index is composed of closed-end funds selected in accordance with the methodology specified below by the Closed-End Fund Research Department of the Index Sponsor from a universe of approximately 560 U.S. closed-end funds that are included in either the Morningstar U.S. Sector Equity category or the Morningstar U.S. Equity category.

The Index is the exclusive property of, and currently sponsored by, the Index Sponsor, which has contracted with the Index Calculation Agent to maintain the Index and perform certain calculations.

Calculation of the Index

The Index seeks to measure at least 25 closed-end funds that meet certain minimum market capitalization and daily average value traded characteristics. The closed-end funds are then given a modified volume weighting (each such closed-end fund, a “Constituent”). The Constituents are then ranked according to their respective discount to NAV, with those with the lowest discount to NAV ranking higher in the Index. Eligibility for inclusion in the Index is not restricted by the types of securities or other instruments or the industries or sectors in which the Constituents invest or the types of investment strategies they may employ. As a result, the Constituents may invest in a variety of securities and industries or sectors and employ a variety of different investment strategies. Funds may not apply, and may not be nominated, for inclusion in the Index.

The Index has a base date of July 1, 2013 and a base Index level of 1,000 (the “Base Index Value”).

The Index is calculated as follows:

Indext = [() / (Ct x )] x Base Index Value

= Mt/Bt x Base Index Value

Where:

Dt    =    Bt/Base Index Value = divisor at time (t)

n      =    the number of closed-end fund stocks in the Index

pi0   =    the closing price of Constituent stock i at the base date

qi0   =    the number of shares of Constituent i at the base date

ri0    =    1

fi0    =    1

pit    =    the price of Constituent stock i at time (t)

qit    =    the number of shares of Constituent i at time (t)

rit     =    1

fit     =    1

Ct    =    the adjustment factor for the base date market capitalization

t       =    the time the Index is computed

Mt   =    the market capitalization of the Index at time (t)

Bt    =    the adjusted base date market capitalization of the Index at time (t)

For the total return index, cash dividend payments are reinvested, without deductions for withholding taxes or otherwise, in the Constituents on a proportional basis.

Divisor Adjustments

Corporate actions affect the share capital of Constituents and, therefore, trigger increases or decreases in the Index. To avoid distortion, the divisor of the Index is adjusted accordingly. Changes in the Index’s market capitalization due to changes in the composition (additions, deletions or replacements) or corporate actions (liquidations, conversions, mergers, spin-offs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks) result in a divisor change on the ex date of the corporate action to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the occurrence of the event. For rights offerings, the Index Calculation Agent will price the rights during the subscription period, not before or after. Alternatively, the Index Calculation Agent may start pricing the rights after the ex date and before the subscription period, provided that the rights are priced daily.

PS-20

The following formulae will be used for divisor adjustments. (Note: No divisor adjustments are necessary for stock splits, since market capitalization does not change and the share number and share price are adjusted prior to the opening of trading on the split's ex-date.)

Dt+1 = Dt x [ ] /

Where:

Dt           =      the divisor at time (t)

Dt+1        =      the divisor at time (t+1)

pit           =      the stock price of Constituent i at time (t)

qit           =      the number of shares of Constituent i at time (t)

rit            =      1

fit            =      1
 =      the change in market capitalization calculated by adding new Constituents’ market capitalization and adjusted market capitalization (calculated with adjusted closing prices and shares effective at time (t+1)) and/or subtracting market capitalization of Constituents to be deleted (calculated with closing prices and shares at time (t))

If the current trading price of a Constituent is unavailable, the previous trading session’s closing price will be used. However, if the Constituent is affected by any corporate action that requires an adjustment, then the adjusted price will be used.

Adjustments for Corporate Actions. An Index divisor may decrease (▼) or increase (▲) or keep constant (■) when corporate actions occur for a Constituent. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Constituent change	Adjustment to Divisor
Cash dividend	Decrease (▼) (applied for total return index only) adjusted price = closing price - dividend announced by the Constituent
Special cash dividend	Decrease (▼) (applied for total return index only) adjusted price = closing price - dividend announced by the Constituent
Share split and reverse share split	Keep constant (■) adjusted price = closing price * A / B new number of shares = old number of shares * B / A
Rights offering	Keep constant (■) adjusted price = (closing price * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A
Stock dividend	Keep constant (■) adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
Stock dividend of a different fund security	Decrease (▼) adjusted price = (closing price * A - price of the different fund security * B) / A

PS-21

Constituent change	Adjustment to Divisor
Return of capital and share consolidation	Decrease (▼) adjusted price = (closing price - dividend announced by fund) * A / B new number of shares = old number of shares * B / A
Repurchase shares-self tender

Decrease (▼)

adjusted price = [(price before tender * old number of shares) - (tender price * number of tendered shares)] / (old number of shares - number of tendered shares)

new number of shares = old number of shares - number of tendered shares

Combination stock distribution (dividend or split) and rights offering

Increase (▲)

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

•      If rights are applicable after stock distribution (one action applicable to other):

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [ (A + B) * (1 + C / A) ] new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

•      If stock distribution is applicable after rights (one action applicable to other):

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)] new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

Stock distribution and rights (neither action is applicable to the other)	Increase (▲) adjusted price = [closing price * A + subscription price * C] / [A + B + C] new number of shares = old number of shares * [A + B + C]

Eligibility Criteria for Closed-end Funds to Be Included in the Index

The following rules are applied to determine if a closed-end fund is eligible for inclusion in the Index:

1.	The closed-end fund must have average minimum net assets of over $100,000,000, measured over a 20-day period.
2.	The closed-end fund must have an average $750,000 daily trading volume in any 50-day period.
3.	Closed-end funds trading at a 10% premium to NAV or higher in any 90-day period are excluded.
4.	The closed-end fund must trade at a discount to the fund’s NAV.
5.	The closed-end fund must publish either a weekly or daily NAV.
6.	Closed-end funds with less than a three-year trading history are excluded.
7.	The closed-end funds must be included in either the Morningstar U.S. Sector Equity or Morningstar U.S. Equity category.
8.	The closed-end fund must pay regular quarterly or monthly distributions; closed-end funds with annual or no distributions will be excluded.
9.	The closed-end fund must be organized in the United States.
10.	Each closed-end fund must be registered as an investment company under the Investment Company Act and have a class of equity securities listed on the NYSE, NYSE American or the Nasdaq.
11.	Closed-end funds the securities of which trade on the over-the-counter market (“OTC”) are excluded.
12.	Physical commodity closed-end funds will be excluded.

PS-22

Constituent Ranking

On each quarterly rebalancing date (as defined below), the Constituents are ranked as follows:

1.	Eligible closed-end funds will be ranked by a 12-month Z-score from lowest to highest, with the lowest Z-score fund receiving a 1, the second lowest Z-score fund receiving a 2, etc.;
2.	Eligible closed-end funds will be ranked by (current discount – 3-month average discount) with the lowest discount spread receiving a 1, the second lowest receiving a 2, etc.;
3.	Eligible closed-end funds will be ranked by (current discount – 12-month average discount) with the lowest discount spread receiving a 1, the second lowest spread receiving a 2, etc.;
4.	Eligible closed-end funds will be ranked by 3-year standard deviation with the lowest standard deviation receiving a 1, the second lowest receiving a 2, etc.
5.	The four criteria listed above (1-4) will be summed.
a.	Limit the number of Constituents that are designated as “sector specific” to two per sub-sector (including REITs). The two highest ranked funds per sub-sector will be included. All other funds in that sub-sector will be removed.
6.	The top 25 closed-end funds (lowest sum) based on this ranking will be Constituents.

Rebalancing Date Adjustments

On each quarterly rebalancing date, the Constituents are selected in accordance with the following steps:

1.	Remove those Constituents that do not meet the eligibility criteria described above.
2.	Remove any Constituent that changes its “fundamental” investment objective.
3.	Remove any Constituent that changes its investment adviser.
4.	Remove any Constituent that either delists, converts to an open-end fund or liquidates.
5.	Remove any Constituent that has an average market capitalization of less than $50,000,000 over the 20 Trading Days prior to the quarterly rebalancing date (the “Measurement Period”).
6.	Remove any Constituent that has a trailing 50-day average daily trading volume of less than $400,000 over the Measurement Period.
7.	Remove any Constituent that has traded at an average 10% premium to NAV or higher during the Measurement Period.
8.	Remove any Constituent that eliminates its distribution.
9.	If any Constituent does not meet the eligibility criteria described above, that constituent will be replaced with the next highest rated closed-end fund based on the ranking methodology described above under “—Constituent Ranking” that is not currently in the Index.
10.	Limit the number of Constituents that are designated as “sector specific” to two per sub-sector (including REITs).

Z-score

A “Z-score” is used to measure a closed-end fund’s discount or premium relative to its average discount or premium to NAV, and is measured in units of standard deviation. For example, a negative Z-score indicates that the closed-end fund’s current discount is lower than average. A Z-score is calculated using the following equation:

Z-score = (Current Discount/Premium – Average Discount/Premium)
                           (Standard Deviation of Discount/Premium)

Constituent Weightings

The Index is rebalanced quarterly over a ten-day period to ensure that rebalance transactions stay below the average daily trading volumes. Beginning on the close of the first Trading Day of the first month of the quarter (the “quarterly rebalancing date”), and continuing until the close of the tenth Trading Day of that month, the weights of the Constituents on the nth day are set as follows:

PS-23

Where:

t0	=	First rebalancing day
Weighti (t)	=	Weight of Constituent i at time t
Weight i *	=	Target weight of Constituent i after the rebalance
N	=	nth day of the rebalancing period
D	=	Total number of days in the rebalancing period (10)

The first adjustment was made on April 1, 2015, based on the trading prices of the Constituents on the Record Date (as defined below).

Current Constituents

The table below lists the Constituents currently included in the Index, their trading symbols and the exchanges on which they are traded, their liquidity weighting, their equal base weighting and their total weighting as of the January 2019 rebalancing. All Constituents have an equal base weight of 0.4%, with the remaining weightings being a simple average liquidity weighting, resulting in an Index volume weighting of 90% and an equal Index base weighting of 10%.

Ticker	Fund Name	Primary Exchange	Liquidity Weighting	Base Weighting	Total Weighting
ASG	Liberty All Star Growth Fund Inc	NYSE	0.70%	0.40%	1.10%
BCX	BlackRock Resources & Commodities Strategy Trust	NYSE	4.02%	0.40%	4.42%
BDJ	BlackRock Enhanced Equity Dividend Trust	NYSE	7.94%	0.40%	8.34%
BOE	BlackRock Enhanced Global Dividend Trust	NYSE	3.74%	0.40%	4.14%
BXMX	Nuveen S&P 500 Buy-Write Income Fund	NYSE	6.38%	0.40%	6.78%
DIAX	Nuveen Dow 30sm Dynamic Overwrite Fund	NYSE	3.03%	0.40%	3.43%
EOI	Eaton Vance Enhanced Equity Income Fund	NYSE	2.63%	0.40%	3.03%
EOS	Eaton Vance Enhanced Equity Income Fund II	NYSE	3.46%	0.40%	3.86%
ETB	Eaton Vance Tax-Managed Buy-Write Income Fund	NYSE	1.84%	0.40%	2.24%
ETJ	Eaton Vance Risk-Managed Diversified Equity Income Fund	NYSE	2.83%	0.40%	3.23%
ETV	Eaton Vance Tax-Managed Buy-Write Opportunities Fund	NYSE	4.73%	0.40%	5.13%
ETW	Eaton Vance Tax Managed Global Buy Write Opportunities Fund	NYSE	5.09%	0.40%	5.49%
ETY	Eaton Vance Tax-Managed Diversified Equity Income Fund	NYSE	7.92%	0.40%	8.32%
EXG	Eaton Vance Tax-Managed Global Diversified Equity Income Fund	NYSE	9.60%	0.40%	10.00%
GGN	GAMCO Global Gold Natural Resources & Income Trust	NYSE American	2.75%	0.40%	3.15%
HIE	Miller/Howard High Dividend Fund	NYSE	0.78%	0.40%	1.18%
HQL	Tekla Life Sciences Investors	NYSE	1.89%	0.40%	2.29%
IDE	Voya Infrastructure Industrials and Materials Fund	NYSE	1.32%	0.40%	1.72%
IGA	Voya Global Advantage and Premium Opportunity Fund	NYSE	1.01%	0.40%	1.41%
IGD	Voya Global Equity Dividend and Premium Opportunity Fund	NYSE	3.19%	0.40%	3.59%
MCN	Madison Covered Call & Equity Strategy Fund	NYSE	1.02%	0.40%	1.42%
NFJ	AllianzGI NFJ Dividend Interest & Premium Strategy Fund	NYSE	5.91%	0.40%	6.31%
NRO	Neuberger Berman Real Estate Securities Income Fund Inc	NYSE American	1.17%	0.40%	1.57%
RVT	Royce Value Trust Inc	NYSE	5.83%	0.40%	6.23%
SPXX	Nuveen S&P 500 Dynamic Overwrite Fund	NYSE	1.22%	0.40%	1.62%
			90.00%	10.00%	100.00%

PS-24

Rules for Reconstitutions, Rebalancings and Index Changes

The Index is calculated by the Index Calculation Agent. The Index Calculation Agent is also responsible for Index maintenance and price dissemination. The calculation, maintenance and dissemination rules are as follows:

Index Changes. Index changes take place on the quarterly rebalancing date, except as described below in the event of certain corporate actions, such as mergers, acquisitions and delistings. In those cases, the Index change is applied prior to the effective date of the action, unless otherwise determined by the Index Sponsor. Share increases and decreases are reflected on the rebalancing date. Whenever possible, changes will be announced at least two business days prior to their implementation.

Index Rebalancings. The Index is rebalanced and reconstituted quarterly for additions and deletions to the Index over a ten-day period beginning on the close of the first Trading Day of the first month of the quarter and continuing until the close of the tenth Trading Day of that month. Unless indicated otherwise above, the record date for meeting any eligibility criteria will be the second business day prior to the related quarterly rebalancing date.

Additions and Deletions due to Corporate Actions. Additions and deletions to the Index are made in ten proportional allocations in the event of the deletion of a Constituent due to a corporate action. When a Constituent is deleted, no replacement Constituent is added. Deletions are made at any time, in the event a closed-end fund is liquidated, delisted, files for bankruptcy, is acquired or merges with another closed-end fund. Upon any deletion, the weight of the removed Constituent is reallocated proportionately to the remaining Constituents. Additions are made only upon the effective date of the quarterly rebalancing.

Index Maintenance

In addition to the scheduled reviews, the Index is reviewed on an ongoing basis. Changes in Index composition and related weight adjustments are necessary whenever there are extraordinary events such as liquidations, conversions, delistings, bankruptcies, mergers or takeovers involving Constituents. In these cases, each event will be taken into account on its effective date. In the event a significant Constituent is affected pursuant to one of these events, that Constituent will be replaced by the next lowest ranked Constituent in the Index, and the closed-end fund that ranked 26th at the most recent rebalancing will be added to the Index. Whenever possible, the changes in the Constituents will be announced at least two business days prior to their implementation date.

Changes of Eligible Securities. In the event that a Constituent no longer meets the eligibility requirements described above, it will be removed from the Index on the effective date of the next rebalancing.

Changes of Sector Classification. Closed-end funds are eligible for inclusion in the Index based on their inclusion in an applicable sector. Mergers, takeovers and spin-offs, as well as changes in a closed-end fund’s investment approach, may cause a closed-end fund to lose its eligibility. In such a circumstance, the Constituent will be removed from the Index on the effective date of the next rebalancing. A Constituent’s classification may also require an immediate change as the result of a special event such as a merger, takeover or spin-off.

The Index Sponsor is using the Morningstar sector categorization for selecting and filtering Constituents. The Index Sponsor will default to Morningstar’s most recent sector category, which is typically updated on a monthly basis. Should the Index Sponsor’s closed-end fund research department disagree with Morningstar’s categorization of a certain closed-end fund, the Index Sponsor will formally submit a request for review with Morningstar and make appropriate changes at the next rebalance date. However, the Index Sponsor does not anticipate that this will be necessary. In the event of a change in “fundamental” investment objective that would render a fund either eligible, or ineligible, for the Index, the Index Sponsor will make the appropriate adjustments to the Index at the next rebalance date. The Index Sponsor will make these changes regardless of a formal change in the Morningstar categorization.

Mergers. If two Constituents merge, their component positions will be replaced by the surviving Constituent immediately. If a Constituent merges with a non-Index component, its component position will be replaced by the non-Index component, if the non-Index component meets the eligibility criteria described above. In the event of mergers of equals, the combined trading history of the predecessor closed-end funds will be used for evaluation. If the combined closed-end fund fails to meet the eligibility criteria described above, it will be deleted. If deleted, the weight of the combined closed-end fund will be redistributed proportionately to the remaining Constituents.

Takeovers. If a Constituent is taken over by another Constituent, the former will be removed from the Index immediately upon completion of the takeover. If a Constituent is taken over by a non-Index component, it will be replaced by the acquiring non-Index component immediately, if the acquiring non-Index component meets the eligibility criteria described above. If the acquiring non-Index component does not meet the eligibility criteria described above, the weight of the removed Constituent will be reallocated proportionately to the remaining Constituents.

PS-25

Conversions. If a Constituent is converted to a corporate entity other than a closed-end fund, it will be removed from the Index five business days following the effective date of the conversion, and the weight of the removed Constituent will be reallocated proportionately to the remaining Constituents.

Share Offerings, Tenders and Purchases. All share offerings, tenders and purchases that result in an increase or decrease of shares will be implemented at the quarterly rebalancings.

Removal of Constituents Due to Delisting or Extreme Financial Distress. If a Constituent is delisted by its primary market, or is in extreme financial distress, it will be removed from the Index as follows:

•	If a Constituent is delisted by its primary market due to failure to meet financial or regulatory requirements, it will be removed from the Index and its weight will be reallocated to the remaining Constituents.
•	If the Constituent appears to be in extreme financial distress, it will be removed from the Index to protect the integrity of the Index and the interests of investors in products linked to the Index.

Pricing of Constituents in Extreme Financial Distress. When a Constituent is suspended from trading due to financial distress and subsequently delisted by its primary market prior to resumption of trading, the Index Calculation Agent will use the best-available alternate pricing source to determine the value at which the Constituent should be removed from the Index. If the Constituent’s primary market price is no longer available due to its suspension or delisting, a current price from another exchange, such as a regional or electronic marketplace, may be used. In the absence of those prices in the case of U.S. securities, OTC Bulletin Board, OTC Equity (non-OTCBB stocks), and Pink Sheet traded prices could be applied, in that order. If neither a traded price nor a bid/asked range is available, or if the security is trading at less than $1 per share, it will be removed from the Index at 0.01 times the local currency of the stock.

Minimum Number of Constituents

At no time will the Index be comprised of fewer than 25 Constituents. The Index will be suspended if at any time there are fewer than 25 Constituents.

Market Disruptions

If the closing price of any Constituent is not available on any Trading Day, the Index Calculation Agent will use that Constituent’s last available closing price to calculate the level of the Index.

Trading Day

For purposes of this section, a “Trading Day” is a day, as determined by the Index Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the NYSE American, Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market.

Administration of the Index

In administering the Index, the Index Calculation Agent and the Index Sponsor may exercise discretion when:

•	exercising routine judgment in the administration of the methodology, provided that such judgment does not include deviations or alterations of the methodology that are designed to improve the financial performance of the Index;
•	correcting errors in the implementation of the methodology or calculations made pursuant to the methodology; or
•	making an adjustment to respond to an unanticipated event outside of the Index Calculation Agent’s or Index Sponsor’s control, including, but not limited to, a disruption in the financial markets for closed-end funds or in the United States generally, regulatory compliance requirements, force majeure or any other unanticipated event of similar magnitude and significance.

Index Data

The Index level is published by Solactive AG under the Bloomberg tickers “RJCEFPR” (price return) and “RJCEFTR” (total return) on each Trading Day, after the end of that Trading Day.

PS-26

Announcements

Announcements of changes to the Index or to the Index methodology will be published by the Index Sponsor within 14 days following the implementation of any such change.

Holidays

The Index is calculated only when U.S. equity markets are open.

License Agreement

We and Raymond James & Associates, Inc. have entered into a non-exclusive license agreement, granting us, and certain of our affiliates, in exchange for a fee, permission to use the Index in connection with the offer and sale of the notes. We are not affiliated with Raymond James; the only relationship between Raymond James and us are the licensing of the use of the Raymond James CEFR Domestic Equity Index (a trademark of Raymond James) and trademarks relating to the Index, the payment of fees to Raymond James by us or an affiliate in connection with the distribution of the notes by Raymond James. We do not accept any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Licensing Fees. Under the license agreement, we have agreed to pay Raymond James & Associates, Inc. up to 1.00% of the Principal Amount over the term of the notes.

The notes are not sponsored, endorsed, sold or promoted by Raymond James Financial, Inc., or its subsidiaries or affiliates (collectively “RJF”). RJF makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general closed-end fund performance. RJF’s only relationship to us is the licensing of certain trademarks and trade names of RJF and of the Index, which is determined, composed and calculated by RJF without regard to us or the notes. RJF and its third party licensors have no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the Index. RJF is not responsible for and has not participated in the determination of the prices and amount of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. RJF has no obligation or liability in connection with the administration, marketing or trading of the notes.

RJF DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. RJF SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. RJF MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL RJF BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The marks RAYMOND JAMES, RJF and RAYMOND JAMES CEFR DOMESTIC EQUITY INDEX are trademarks of Raymond James Financial, Inc., and have been licensed for use by us.

Disclaimer

The notes are not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index level at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the notes. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the notes constitutes a recommendation by Solactive AG to invest capital in said notes nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in the notes.

PS-27

Historical Performance of the Index

The following table sets forth the high and low closing levels for the Index from January 1, 2014 through April 18, 2019.

The historical levels of the Index are provided for informational purposes only. You should not take the historical levels of the Index as an indication of its future performance, which may be better or worse than the levels set forth below.

Closing Levels of the Raymond James CEFR Domestic Equity Price Return Index

2014	First Quarter	1,109.04	1,030.06
	Second Quarter	1,151.23	1,073.38
	Third Quarter	1,179.55	1,115.98
	Fourth Quarter	1,203.19	1,060.06

2015	First Quarter	1,181.35	1,123.38
	Second Quarter	1,182.19	1,105.67
	Third Quarter	1,123.77	975.27
	Fourth Quarter	1,072.55	976.05

2016	First Quarter	1,014.96	845.11
	Second Quarter	1,053.71	975.52
	Third Quarter	1,084.68	1,034.57
	Fourth Quarter	1,058.69	970.89

2017	First Quarter	1,121.19	1,034.53
	Second Quarter	1,140.89	1,101.53
	Third Quarter	1,158.02	1,110.76
	Fourth Quarter	1,180.71	1,125.63

2018	First Quarter	1,226.91	1,080.22
	Second Quarter	1,136.03	1,079.96
	Third Quarter	1,177.47	1,124.69
	Fourth Quarter	1,163.00	894.63

2019	First Quarter	1,075.06	953.72
	Second Quarter (through April 18, 2019)	1,090.26	1,075.24

PS-28

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

For a discussion the Canadian federal income tax considerations relating to an investment in the notes, please see the section of the prospectus supplement, “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations.”

Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. Bank of Montreal intends to treat contingent interest payments with respect to the notes as U.S. source income for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Reference Fund whose stock is included in the Index or any of the entities whose stock is owned by that Reference Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any Reference Fund whose stock is included in the Index or any of the entities whose stock is owned by that Reference Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC and other authorities by each Reference Fund whose stock is included in the Index and the entities whose stock is owned by that Reference Fund and consult your tax advisor regarding the possible consequences to you in this regard, if any.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled contingent income-bearing derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such contingent interest payments (including any interest payment on or with respect to the maturity date) constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the notes are treated as described above, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time (other than amounts properly attributable to any interest payments, which would be treated, as described above, as ordinary income) and the United States holder’s tax basis in the notes. In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

PS-29

Potential Application of Section 1260 of the Code

While the matter is not entirely clear, to the extent a Reference Fund is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies, each a “Section 1260 Financial Asset”), an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information. Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes irrespective of the contingent interest payments, if any, paid on the notes. In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

PS-30

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis irrespective of any interest payments, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently irrespective of any interest payments and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to non-United States holders of the notes. A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the contingent interest payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent interest payments paid to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders. A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments. No assurance can be provided on the proper characterization of the contingent interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-United States holders must consult their tax advisors in this regard.

Except as discussed below, a non-United States holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any interest which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

PS-31

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. Internal Revenue Service guidance provides that withholding on dividend equivalent payments will apply to specified ELIs that are delta-one instruments issued on or after January 1, 2017 and to all specified ELIs issued on or after January 1, 2021. Because the delta of the notes with respect to the Index will be one, dividend equivalent payments will be subject to withholding. Although unlikely, the potential exists for dividend equivalent payments on the notes to exceed the interest paid. If that were the case, U.S. federal income tax at a 30% rate may be withheld in respect of other payments on the notes and a non-U.S. holder of the notes may be liable for additional U.S. federal income tax at a 30% rate on the difference between the dividend equivalent payments and the interest paid. We (or the applicable paying agent) are entitled to withhold taxes on any payments treated as dividend equivalents without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

The U.S. Treasury Department and the Internal Revenue Service have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. However, recently proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-32

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Funds, or listed or over-the-counter options, futures and other instruments linked to the Index and/or the Reference Funds. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Funds or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Index and/or the Reference Funds.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Index. We expect these steps to involve sales of instruments linked to the Index on or shortly before the Valuation Dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

PS-33

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will act as an agent in connection with the distribution of the notes. Such distribution may occur on or subsequent to the Issue Date. The notes sold by Raymond James to investors were offered at the issue price of $1,000 per note. Raymond James will receive the compensation set forth on the cover page of this pricing supplement. Raymond James will also receive licensing fees for the use of the Index in connection with this offering, as described in “Description of the Index—License Agreement.”

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Index or investment advice, or as to the suitability of an investment in the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PS-34

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions on the pricing date.

PS-35

Employee Retirement Income Security Act

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption. There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA), or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

PS-36

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 23, 2018, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated September 23, 2018.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 23, 2018, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 23, 2018.

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